SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                 LINCOLN BANCORP
                (Name Of Registrant As Specified In Its Charter)

                                 LINCOLN BANCORP
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
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                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
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[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
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

                                 Lincoln Bancorp
                                  P.O. Box 510
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                          To Be Held On April 17, 2001

     Notice is hereby given that the Annual Meeting of Shareholders of Lincoln Bancorp (the "Holding Company") will be held at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, on Tuesday, April 17, 2001, at 12:00 p.m., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of three directors of the Holding Company to serve three-year terms expiring in 2004.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 19, 2001, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose. Lunch will be provided at the Annual Meeting of Shareholders. Accordingly, please R.S.V.P. to Susie Riggen at (317) 837-3604 if you plan to attend the meeting and enjoy lunch.

     A copy of our Annual Report for the fiscal year ended December 31, 2000, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                               By Order of the Board of Directors


                               \s\T. Tim Unger
                               T. Tim Unger,
                               Chairman, President and Chief Executive Officer

Plainfield, Indiana
March 14, 2001

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 Lincoln Bancorp
                                  P.O. Box 510
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------
                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 17, 2001

     This Proxy Statement is being furnished to the holders of common stock, without par value (the "Common Stock"), of Lincoln Bancorp (the "Holding Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 12:00 p.m., Eastern Standard Time, on April 17, 2001, at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of Lincoln Federal Savings Bank (the "Bank" or "LFSB"). This Proxy Statement is expected to be mailed to the shareholders of the Holding Company on or about March 14, 2001.

     The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (John M. Baer, P.O. Box 510, 1121 East Main Street, Plainfield, Indiana 46168), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on February 19, 2001 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,677,493 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 19, 2001, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                         Number of Shares
   Name and Address                      of Common Stock              Percent
   of Beneficial Owner(1)               Beneficially Owned            of Class

   Home Federal Savings Bank, as Trustee
   501 Washington Street
   Columbus, Indiana 47201                   560,740 (2)                9.9%
----------------------
(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2) These shares are held by the Trustee of the Lincoln Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Clinton, Hendricks or Montgomery Counties, Indiana, must have had a loan or deposit relationship with the Bank for a continuous period of nine months prior to their nomination to the Board (or in the case of directors in office on September 10, 1998, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Clinton, Hendricks or Montgomery Counties, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The nominees for director this year are W. Thomas Harmon, Jerry R. Holifield, and John C. Milholland, each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Harmon, Holifield and Milholland will expire in 2004. Fred W. Carter was added to the Board for a term ending in 2002 in connection with the Holding Company's acquisition of Citizens Bancorp.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of the Holding Company, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No nominee for director is related to any other nominee for director or executive officer of the Holding Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by John
M. Baer, the Holding Company's Secretary, Treasurer, and Chief Financial Officer, and by all directors and executive officers of the Holding Company as a group.


                                                                 Director         Common Stock
                         Expiration of      Director of the       of the          Beneficially
                            Term as             Holding            Bank            Owned as of          Percentage
       Name                Director          Company Since         Since        February 19, 2001       of Class(1)
-----------------------------------          -------------         ------------------------------------------------
Director Nominees
W. Thomas Harmon             2004               1998              1982           63,667  (2)               1.1%
Jerry R. Holifield           2004               1998              1992           35,901  (2)                .6%
John C. Milholland           2004               1998              1988           62,731  (3)               1.1%
Directors
Lester N. Bergum, Jr.        2003               1998              1996           35,769  (4)                .6%
Fred W. Carter               2002               2000              2000           71,010  (5)               1.2%
Dennis W. Dawes              2003               1999              1999            4,000  (6)                .1%
David E. Mansfield           2002               1998              1997           25,769  (2)                .5%
T. Tim Unger                 2002               1998              1996          150,499  (7)               2.6%
John L. Wyatt                2002               1998              1992           43,667  (8)                .8%
Executive Officer
John M. Baer
   Secretary, Treasurer
   and Chief Financial Officer                                                   80,423(9)                 1.4%
All directors and
executive officers
as a group (10 persons)                                                         573,436  (10)              9.9%

---------------------------------
(1) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2) Includes 8,411 shares held under the Lincoln Federal Savings Bank Recognition and Retention Plan and Trust (the "RRP") and options for 5,256 shares granted under the Lincoln Bancorp Stock Option Plan (the "Option Plan"). Does not include options for 21,028 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(3) Includes 2,102 shares held jointly by Mr. Milholland and his spouse, 8,411 shares held under the RRP, and options for 5,256 shares granted under the Option Plan. Does not include options for 21,028 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(4) Includes 9,712 shares held jointly by Mr. Bergum and his spouse, 8,411 shares held under the RRP, and options for 5,256 shares granted under the Option Plan. Does not include options for 21,028 shares granted to Mr. Bergum under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(5) Includes 16,153 shares held jointly by Mr. Carter and his spouse, 10,962 shares held under the RRP, and 9,157 shares held under the Option Plan. Does not include options for 18,316 shares granted to Mr. Carter under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(6) Includes options for 3,000 shares granted under the Option Plan. Does not include options for 12,000 shares granted to Mr. Dawes under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 44,859 shares held under the RRP, options for 35,046 shares granted under the Option Plan, and 6,879 shares allocated to Mr. Unger's account under the ESOP as of December 31, 2000. Does not include options for 140,185 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(8) Includes 16,891 shares held jointly by Mr. Wyatt with his spouse, 8,411 shares held under the RRP, and options for 5,256 shares granted under the Option Plan. Does not include options for 21,028 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(9) Includes 10,891 shares held jointly by Mr. Baer and his spouse, 28,037 shares held under the RRP, options for 8,000 shares granted under the Option Plan, and 4,595 shares allocated to Mr. Baer's account under the ESOP as of December 31, 2000. Does not include 52,092 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(10) Includes 134,324 shares held under the RRP, options for 86,739 shares granted under the Option Plan, and 11,474 shares allocated to the accounts of such persons under the ESOP as of December 31, 2000. Does not include options for 348,761 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

     Presented below is certain information concerning the director nominees of the Holding Company:

     Lester N. Bergum, Jr. (age 52) is an attorney and partner with the firm of Robison Robison Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

     Fred W. Carter (age 69) is a consultant to the Bank. He previously served as President and Chief Executive Officer of Citizens Bancorp and Citizens Savings Bank of Frankfort until their acquisition by the Holding Company and the Bank in September, 2000.

     Dennis W. Dawes (age 55) has served as President and Treasurer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana since 1974.

     W. Thomas Harmon (age 61) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

     Jerry Holifield (age 59) became Chairman of the Board of the Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

     David E. Mansfield (age 58) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

     John C. Milholland (age 64) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

     T. Tim Unger (age 60) has been President, Chief Executive Officer and Chairman of the Board of the Holding Company since 1998, and President and Chief Executive Officer of the Bank since January, 1996. Theretofore, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

     John L. Wyatt (age 64) is a District Agent for Northwestern Mutual Financial Network where he has been employed since 1960.

     The Bank also has a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Edward E. Whalen and Wayne
E. Kessler serve as directors emeritus of the Bank.

     THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.

The Board of Directors and its Committees

     During the fiscal year ended December 31, 2000, the Board of Directors of the Holding Company met or acted by written consent eleven times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit Committee and a Stock Compensation Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

     The Audit Committee, the members of which are W. Thomas Harmon, Dennis W. Dawes, David E. Mansfield and Jerry R. Holifield, recommends the appointment of the Holding Company's independent accountants, and meets with them to outline the scope and review the results of such audit. The Audit Committee met four times during the fiscal year ended December 31, 2000.

     The Stock Compensation Committee administers the Option Plan and the RRP. The members of that Committee are Messrs. Harmon, Holifield, Mansfield and Milholland. It met or acted by written consent one time during fiscal 2000.

     The Board of Directors of the Holding Company nominated the slate of directors set forth in the Proxy Statement. Although the Board of Directors of the Holding Company will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose. Directors must satisfy certain qualification requirements set forth in the Holding Company's By-Laws. Article III, Section 12 of the Holding Company's By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company's By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Holding Company's financial statements for the fiscal year ended December 31, 2000, included in the Holding Company's Shareholder Annual Report accompanying this Proxy Statement ("2000 Audited Financial Statements"):

     The Committee has reviewed and discussed the Holding Company's 2000 Audited Financial Statements with the Company's management.

     The Committee has discussed with its independent auditors (Olive LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements. Olive LLP did not use any employees other than its full-time permanent employees on its audit of the Holding Company's 2000 Audited Financial Statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from the Holding Company and its related entities) and has discussed with the auditors the auditors' independence from the Holding Company. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

     Based on review and discussions of the Holding Company's 2000 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the Holding Company's 2000 Audited Financial Statements be included in the Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     This Report is respectfully submitted by the Audit Committee of the Holding Company's Board of Directors.

                             Audit Committee Members
                             -----------------------
                                W. Thomas Harmon
                                 Dennis W. Dawes
                               David E. Mansfield
                               Jerry R. Holifield

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

     Accountant's Fees

     Audit Services. The aggregate fees billed by Olive LLP for audit services relating to the audit of the 2000 Audited Financial Statements and for reviews of the Holding Company's financial statements included in its Forms 10-Q for the year 2000 were $64,500.

     Financial Information System Design and Implementation Fees. Olive LLP did not bill the Holding Company for any information technology services rendered during 2000.

     All Other Fees. Olive LLP billed the Holding Company $180,621 for services other than those described above rendered during 2000.

     Independence of Audit Committee Members. The Holding Company's Audit Committee is comprised of Messrs. Harmon, Dawes, Mansfield and Holifield. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.

Management Remuneration and Related Transactions

     Remuneration of Named Executive Officer

     During the fiscal year ended December 31, 2000, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by the Bank.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of the Holding Company and the Chief Financial Officer, Secretary and Treasurer of the Holding Company for the last three fiscal years (the "Named Executive Officers"). There were no other executive officers of the Holding Company who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2000.


                                                                       Summary Compensation Table
                                                              Annual Compensation
                                                                               Long Term Compensation
                                                                               ----------------------
                                                 Annual Compensation                   Awards
                                                 -------------------                   ------
                                                                     Other                                   All
                                                                    Annual     Restricted   Securities      Other
Name and                    Fiscal                                  Compen-       Stock     Underlying     Compen-
Principal Position           Year    Salary ($)(1)    Bonus ($)  sation($)(2)   Awards($)   Options(#)  sation($)(3)
--------------------------------------------------------------------------------------------------------------------
T. Tim Unger, President      2000      $175,000      $26,250          ---            ---       ---         $4,076
    and Chief Executive      1999      $165,000      $24,750          ---      $700,925(4)  175,231        $3,451
    Officer                  1998      $135,000      $30,000          ---            ---        ---        $3,555

John M. Baer, Chief          2000      $110,250      $11,025          ---            ---        ---        $3,610
   Financial Officer,
    Secretary                1999      $105,000      $10,500          ---       $438,075(4)  60,092        $3,618
    and Treasurer            1998      $ 95,000      $15,000          ---            ---        ---        $  990

--------------------
(1) Mr. Unger does not receive any directors fees. Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") under the Bank's 401(k) Plan.

(2)  The  Named  Executive  Officers  received  certain  perquisites,   but  the
     incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus.

(3) All Other Compensation includes the Bank's matching contributions under its 401(k) Plan.

(4) The value of the restricted stock awards was determined by multiplying the fair market values of the Common Stock on the date the shares were awarded by the number of shares awarded. These shares vest over a five year period commencing July 6, 1999. As of December 29, 2000, the number and aggregate value of restricted stock holdings by Mr. Unger were 44,859 and $571,952, respectively, and by Mr. Baer were 28,037 and $357,472, respectively. Awards paid on the restricted shares are payable to the grantee as the shares are vested and are not included in the table.

     The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2000. Also reported are the values for "in-the-money" options
(options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


                                Outstanding Stock Option Grants and Value Realized as of 12/31/00

                                                Number of                              Value of Unexercised
                                          Securities Underlying                            In-the-Money
                                            Unexercised Options                             Options at
                                           at Fiscal Year End (#)                     Fiscal Year End ($) (1)
Name                                   Exercisable        Unexercisable(2)         Exercisable        Unexercisable(2)
----------------------------------------------------------------------------------------------------------------------
T. Tim Unger                            35,046                 140,185                $8,762             $35,046
John M. Baer                             8,000                  52,092                $2,000             $13,023

----------------
(1) Amounts reflecting gains on outstanding options are based on the average between the high asked and low bid prices for the shares on December 29, 2000, which was $12.75 per share.

(2) The shares represented could not be acquired by the Named Executive Officers as of December 31, 2000.

     No stock options were granted to or exercised by the Named Executive Officers during fiscal 2000.

     Employment Contract

     The Bank entered into a three-year employment contract with Mr. Unger and a two-year contract with Mr. Baer and another executive officer of the Bank (the "Executives"). The contracts extend annually for an additional one-year term to maintain their three- or two-year terms if the Bank's Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. The Executives receive their current salary under the contract with the Bank, subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to the Bank's employees. The Executives may terminate their employment upon 60 days' written notice to the Bank. The Bank may discharge the Executives for cause (as defined in the contract) at any time or in certain specified events. If the Bank terminates an Executive's employment for other than cause or if an Executive terminates his own employment for cause (as defined in the contract), the Executive will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, the Executive will continue to participate in the Bank's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Executive will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Executive by the Bank, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to each Executive if the contract were terminated after a change of control of the Holding Company, without cause by the Bank or for cause by the Executive, would be $555,000 for Mr. Unger, $346,827 for Mr. Baer, and $255,000 for the other officer with an employment contract. For purposes of these employment contracts, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

     The employment contracts protect the Bank's confidential business information and protect the Bank from competition by the Executives should they voluntarily terminate their employment without cause or be terminated by the Bank for cause.

Compensation of Directors

     Non-employee directors of the Holding Company receive director fees of $3,000 per year. The Bank pays its non-employee directors a monthly retainer of $884 plus $416 for each regular meeting attended and $208 for each committee meeting attended, with a maximum of $1,600 in annual committee fees. The Bank's directors emeritus receive a $1,000 annual retainer. Total fees paid to directors and directors emeritus for the year ended December 31, 2000 were approximately $157,000.

     The Bank's directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director's discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., Fred W. Carter and W. Thomas Harmon.

     The Bank has also adopted a Deferred Director Supplemental Retirement Plan (the "Supplemental Plan") which provides for the continuation of directors fees to a director upon the later of a director's attainment of age 70 or the date on which he ceases to be a director. A director's interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director's completion of five years of service on our board. Upon completing nine years of service, the director's interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director's vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director's death occurs prior to the commencement of payments under the Supplemental Plan, the director's designated beneficiary shall receive a monthly payment calculated by multiplying the director's vested percentage times the rate of directors fees in effect immediately prior to the director's death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months.

Pension Plan

     The Bank's full-time employees are included in the Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. The Bank's employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for the Bank and provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. The Bank recorded no expense for the Pension Plan during the fiscal year ended December 31, 2000, as the Plan was fully funded that year.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


  Highest 5-Year                                                Years of Service
     Average
  Compensation                15           20            25           30           35           40         45
  ----------------------------------------------------------------------------------------------------------------
      $120,000              27,000       36,000        45,000       54,000       63,000       72,000       81,000
       140,000              31,500       42,000        52,500       63,000       73,500       84,000       94,500
       160,000              36,000       48,000        60,000       72,000       84,000       96,000      108,000
       180,000              40,500       54,000        67,500       81,000       94,500      108,000      121,500
       200,000              45,000       60,000        75,000       90,000      105,000      120,000      135,000
       220,000              49,500       66,000        82,500       99,000      115,500      132,000      148,500

     Benefits are currently subject to maximum Code limitations of $140,000 per year. The years of service credited to Mr. Unger under the Pension Plan as of December 31, 2000 were five, and to Mr. Baer under the Pension Plan as of December 31, 2000 were four.

Transactions With Certain Related Persons

     The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is
 .5% lower than the rate generally available to the public, but otherwise with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $1.031 million, or 1.2% of equity capital at December 31, 2000.

     The law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, of which Lester N. Bergum, Jr., a director of the Holding Company is a partner, serves as counsel to the Bank in connection with loan delinquencies, title searches, and related matters in Frankfort, Clinton County, Indiana. The Bank expects to continue using the services of the law firm for such matters in the current fiscal year.

Joint Report of the Compensation Committee and the Stock Compensation Committee

     The Compensation Committee of the Bank's Board of Directors was comprised during fiscal 2000 of Messrs. Harmon, Holifield, Mansfield and Milholland. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Holding Company's executive officers are approved by the full Board of Directors of the Bank. In fiscal 2000, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The objectives of the Compensation Committee and the Stock Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company's shares increases.

     At present, the Holding Company's executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of Common Stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Holding Company's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Holding Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of the Holding Company's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

     Mr. Unger was the Holding Company's Chief Executive Officer throughout fiscal 2000. Mr. Unger received a base salary of $165,000 in 1999 and $175,000 in 2000.

     Annual Incentive Bonuses. Under the Holding Company's Annual Incentive Plan, all qualifying employees of the Holding Company receive a cash bonus for any fiscal year in which the Holding Company achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which the Holding Company exceeds these goals for the fiscal year.

     The Holding Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Unger's bonus for fiscal 2000 was $26,250 compared to $24,750 for fiscal 1999.

     Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enable executives to acquire a significant ownership position in the Holding Company's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Holding Company.

     RRP. The RRP is intended to provide directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with the Holding Company. In fiscal 1999, the Bank contributed funds to the RRP to enable the RRP to acquire 280,370 shares of Common Stock. Of these shares, 233,724 were awarded to the Holding Company's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with the Holding Company. In fiscal 1999, Mr. Unger received an award of 56,074 shares, 11,215 of which have vested as of the date hereof. This gradual vesting of a director's or officer's interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with the Holding Company.

     Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page seven for fiscal 2000 exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2000 for executives and for the chief executive officer adequately reflect the Holding Company's compensation goals and policies.

         Compensation Committee Members     Stock Compensation Committee Members
         ------------------------------     ------------------------------------
                  W. Thomas Harmon                   W. Thomas Harmon
                  Jerry R. Holifield                 Jerry R. Holifield
                  David E. Mansfield                 David E. Mansfield
                  John C. Milholland                 John C. Milholland

Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since January 1, 1999, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the SNL Thrift Index.

                            Relative Return* Analysis
                                   1999 - 2000

        Date       LNCB     BKX     Nasdaq Combined Bank Index  SNL Thrift Index

        01/01/99   100%     100%                  100%                   100%
        02/01/99   102%     101%                   98%                   101%
        03/01/99    96%     107%                   99%                   102%
        04/01/99    96%     105%                   95%                    99%
        05/01/99    99%     114%                  102%                   105%
        06/01/99   109%     105%                  100%                   100%
        07/01/99   114%     113%                  102%                    99%
        08/01/99   117%     103%                   99%                    96%
        09/01/99   112%     101%                   95%                    91%
        10/01/99   110%      93%                   91%                    86%
        11/01/99   103%     110%                   98%                    94%
        12/01/99   104%     105%                   97%                    87%
        01/01/00    97%      91%                   89%                    77%
        02/01/00    94%      91%                   84%                    74%
        03/01/00    91%      85%                   77%                    70%
        04/01/00    91%      99%                   83%                    77%
        05/01/00    89%      95%                   81%                    77%
        06/01/00    90%     111%                   89%                    89%
        07/01/00    92%      91%                   82%                    80%
        08/01/00    97%      98%                   84%                    85%
        09/01/00   108%     110%                   91%                    93%
        10/01/00   110%     110%                   97%                   102%
        11/01/00   114%     109%                   96%                   104%
        12/01/00   110%     102%                   96%                   107%
        01/01/01   118%     112%                  106%                   124%

* $100 invested on 1/1/99 in Stock or Index
  Including Reinvestment of Dividends
  Fiscal Year Ending December 31

                                   ACCOUNTANTS

     Olive, LLP has served as auditors for the Bank since November 30, 1975, and for the Holding Company since its formation in 1998. The Holding Company believes that a representative of Olive, LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Board of Directors of the Holding Company has not yet completed the process of selecting an independent public accounting firm to audit its books, records and accounts for the fiscal year ended December 31, 2001.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires that the Holding Company's officers and directors and persons who own more than 10% of the Holding Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that during the fiscal year ended December 31, 2000, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were satisfied in a timely manner.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Holding Company for inclusion in the proxy statement no later than 120 days in advance of March 14, 2002. Any such proposal should be sent to the attention of the Secretary of the Holding Company at P.O. Box 510, 1121 East Main Street, Plainfield, Indiana 46168. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act, will be considered untimely if it is received by the Holding Company later than 45 days in advance of March 14, 2002. If the Holding Company receives notice of such proposal after such time, each proxy that the Holding Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation.

     Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

                                        By Order of the Board of Directors


                                        \s\T. Tim Unger
                                        T. Tim Unger

March 14, 2001

                                                                       Exhibit A

                                 LINCOLN BANCORP
                             AUDIT COMMITTEE CHARTER

     A. Committee membership will consist of three directors each of whom is financially literate, and further that at least one member of the audit committee have accounting or related financial management expertise.

         "Financial   literacy"   is  defined  as  the  ability  to   understand
         fundamental financial statements, including a company's balance sheet. income statement, and cash flow statement.

     B.  Committee members shall be independent of management of LFSB.

         Members of the audit committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation. Examples of such relationships include:

          o A director being employed by the corporation or any of its affiliates for the current year or past five years.

          o A director accepting any compensation from the corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan.

          o A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the corporation or any of its affiliates as an executive officer.

          o A director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments that are or have been significant to the corporation in any of the past five years.

          o A director being employed as an executive of another company where any of the corporation's executives serve on that company's compensation committee.

     C.  Scope of Audit Committee Responsibilities

               1. The Audit committee is responsible for the scope and procedures of LFSB's internal and external audit process.

               2. The Audit committee has the authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement. The outside auditor is ultimately accountable to the board of directors and the audit committee, as representatives of shareholders.

               3. The Audit committee is responsible for evaluation of the Internal Auditor or the contracted services for Internal Audit.

               4. The Audit committee is responsible for review of LFSB's Audit Policy.

               5. The Audit committee is responsible for the review of programs and procedures designed to promote compliance with laws, regulations and corporate policy and the investigations of any suspected improprieties.

               6. The Audit committee shall require the independent auditors to provide the Audit committee a formal written statement delineating all relationships between the auditors and the corporation, consistent with Independence Standards Board Standard 1.

               7. The Audit committee shall require the independent auditors to report to the Audit committee on matters that may be
                    deemed  to  affect  the   independence  of  the  independent
                    auditors, including any management consulting services provided, or proposed to be provided, by the independent auditors for the corporation or any of its affiliates and the fees paid or proposed to be paid for such services; to assess any effect of any of the foregoing on the independence of the independent auditors and the appearance of propriety of any of the foregoing and to direct management to take, or recommend that the board of directors of the corporation take, action in respect of such matters.

     D.  Financial Statement Reviews

         Financial statements and meetings with the external auditors providing their opinion on those statements will be reviewed by the entire board membership.

     E. The Audit Committee will meet four times a year (February, May, August, November), and at other times as called by the Chairman of the committee.

     F.  Annual Organizational Meeting of the Audit Committee

         The February meeting is established as the organizational meeting for the year. At this meeting, the Audit committee will:

               1.   Review the adequacy of the Audit Committee Charter

               2.   Approve the Internal Audit schedule for the upcoming year

               3. Approve the Compliance Review and training schedules for the upcoming year.

REVOCABLE PROXY                 LINCOLN BANCORP
                         Annual Meeting of Shareholders
                                 April 17, 2001

   The undersigned hereby appoints John M. Baer and Maxwell O. Magee, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Lincoln Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, on Tuesday, April 17, 2001, at 12:00 p.m., and at any and all adjournments thereof, as follows:

1. The election as directors of all nominees listed below, except as marked to the contrary |_| FOR |_| VOTE WITHHELD

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below:

       W. Thomas Harmon         Jerry R. Holifield         John C. Milholland
                          (each for a three-year term)


In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

     The Board of Directors recommends a vote "FOR" the listed proposition.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


This Proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Lincoln Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                                         _________________, 2001


                                        ----------------------------------------
                                               Signature of Shareholder


                                        ----------------------------------------
                                               Signature of Shareholder

                                    Please sign as your name appears on    the
                                    envelope in  which this card was mailed.
                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.